Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Neil Berkman, Investor Relations, 310-826-5051, nberkman@berkmanassociates.com

Larry Gerdes, Chief Executive Officer, 678-808-0600, larry.gerdes@trcr.com

Lance Cornell, Chief Financial Officer, 678-808-0600, lance.cornell@trcr.com

April 28, 2010

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS FIRST QUARTER REVENUE GROWTH

OF 49% AND NON-GAAP DILUTED E.P.S. OF $0.19

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), a leading provider of clinical documentation services to the U.S. healthcare market, today announced its unaudited financial results for the first quarter ended March 31, 2010.

First Quarter Results

Revenue for the first quarter of 2010 increased 49% to $22,206,000 compared to $14,930,000 for the first quarter of 2009. Excluding $5,368,000 of revenue contributed in the first quarter of 2010 by the two acquisitions Transcend completed in the last twelve months, revenue increased 13%. Net income for the first quarter of 2010 was $1,632,000, or $0.15 per diluted share, including $678,000 of costs related to an unsuccessful bid to acquire Spheris, Inc., a major competitor. Adjusting for these acquisition-related costs, non-GAAP net income increased 30% to $2,050,000, or $0.19 per diluted share for the first quarter of 2010 compared to $1,578,000, or $0.18 per diluted share, for the first quarter of 2009 (see table below for a reconciliation of non-GAAP to GAAP financial measures). The impact of the December 2009 issuance of 1,725,000 shares of common stock in a public offering was approximately ($0.03) per diluted share in the first quarter of 2010.

Gross profit increased 40% to $7,480,000, or 34% of revenue, for the first quarter of 2010 compared to $5,343,000, or 36% of revenue, for the first quarter of 2009. The decrease in gross profit margin was primarily due to the impact of Transcend’s August 2009 acquisition of Medical Dictation Services, Inc. (“MDSI”). Excluding MDSI, Transcend’s gross profit margin was 36% for the first quarter of 2010. The conversion of a portion of MDSI’s business to Transcend’s BeyondTXT platform is expected to improve the profitability of that business over the next year.

Operating income was $2,675,000 for the first quarter of 2010 compared to $2,546,000 for the first quarter of 2009. Adjusting for the $678,000 of acquisition-related costs, non-GAAP operating income for the first quarter of 2010 increased 32% to $3,353,000, or 15% of revenue (see reconciliation table below).

The Company had $28,785,000 of cash, cash equivalents and short-term investments on hand and $2,378,000 of debt outstanding as of March 31, 2010. The number of days of revenue in accounts receivable was 39 days as of March 31, 2010.

Operations Review and Outlook

“First quarter sales were strong,” reported Leo Cooper, Executive Vice President of Sales and Marketing. “Sales closed during the period are expected to generate between $3.5 and $4.3 million of annual revenue once fully implemented.”

Sue McGrogan, President and Chief Operating Officer, said, “We continue to provide excellent service to our customers, as evidenced by the fact that no customers left Transcend during the first quarter. We are making progress on initiatives to improve gross profit margins. 50% of first quarter volume was processed on our BeyondTXT transcription platform, up from 45% in the fourth quarter of 2009, due in large part to customer conversions from other platforms. On BeyondTXT, we can take advantage of speech recognition technology to drive higher productivity and gross profit margins. 67% of our BeyondTXT volume was edited using speech recognition technology in the first quarter, and we’ve been closer to 70% in recent weeks. While our offshore volume has increased 39% from the first quarter of last year, it still represents only about 16% of our total volume, leaving room for further growth.”

Larry Gerdes, Chief Executive Officer, added, “Using the structured data we generate during the transcription process, we can provide additional services to hospitals, including core measure alerts, enhanced electronic medical record integration and population of data to new healthcare information exchanges. By 2011, we expect to offer hospitals the opportunity to license our next generation transcription platform for their own internal use, opening up a large new market in 2011 that has previously been closed to Transcend. We believe we are well-positioned for continued strong growth in an exciting, evolving industry.”

Lance Cornell, Chief Financial Officer said, “We made an aggressive bid to win the bid for Spheris in a recent Chapter 11 auction, but the bidding exceeded our maximum price and we declined to bid further. Although we incurred significant costs to pursue Spheris, it was an attractive opportunity to acquire a major competitor; an opportunity that doesn’t occur often. We will continue to exercise discipline in our acquisition process, actively seeking accretive acquisition opportunities while focusing on our top priority of growing our business by providing excellent service to our customers while winning new business.”

Table to Reconcile GAAP Results to Non-GAAP Results

In Thousands, Except Per Share Amounts

	Quarter Ended March 31, 2010
	Non-GAAP Results*	Acquisition- Related Costs	GAAP Results
Operating Income	$3,353	$(678)	$2,675

Income Before Income Taxes	3,326	(678)	2,648

Income Taxes	1,276	(260)	1,016

Net Income	$2,050	$(418)	$1,632

Weighted Average Shares Outstanding—Diluted	10,913	10,913	10,913

Diluted Earnings Per Share	$0.19	$(0.04)	$0.15

*	Excludes acquisition-related costs

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on April 28, 2010 at 11:00 a.m. Eastern time. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 66734533 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 66734533 from two hours after the completion time of the conference call until midnight on May 5, 2010.

About Transcend Services, Inc.

Transcend Services is a leading provider of clinical documentation solutions for healthcare organizations. Our high-quality transcription services – along with our data extraction and reporting tools – provide critical data needed to document patient encounters and help drive clinical decision making. We provide our clients with exceptional quality, turnaround time and service so that they can focus on what matters most – their patients. For more information, visit www.transcendservices.com.

Statement Regarding Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures of operating income, income before income taxes, net income and earnings per diluted share in this earnings release and anticipates using some or all of these measures in the earnings conference call on April 28, 2010. These measures should not be considered in isolation or as a substitute for GAAP operating income, income before income taxes, net income, earnings per diluted share or other performance measures prepared in accordance with GAAP. The Company used these non-GAAP measures of operating performance because it allowed us to more easily compare past performance consistently over various periods and improves our ability to assess future performance. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Safe Harbor Statement

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, extraordinary expenses, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, challenges encountered in integrating acquired businesses, increased regulatory burdens, lower-than-expected demand for the Company’s products and services, failure to expand customer relationships or realize revenues from sales closed in the current quarter, the Company’s position for growth, delays in the development of the Company’s transcription platform, business conditions in the integrated health care delivery network market, adverse general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Rounded to the nearest thousand, except earnings per share)

	Three months ended March 31,
	2010 (unaudited)	2009 (unaudited)
Revenue	$22,206,000	$14,930,000
Direct costs	14,726 ,000	9,587,000

Gross profit	7,480,000	5,343,000

Operating expenses:
Sales and marketing	403,000	407,000
Research and development	426,000	369,000
General and administrative	2,850,000	1,766,000
Acquisition-related costs	678,000	—
Depreciation and amortization	448,000	255,000

Total operating expenses	4,805,000	2,797,000

Operating income	2,675,000	2,546,000
Interest and other expense (income), net	27,000	31,000

Income before income taxes	2,648,000	2,515,000
Income taxes	1,016,000	937,000

Net income	$1,632,000	$1,578,000

Basic earnings per share:
Net earnings per share	$0.16	$0.19

Weighted average shares outstanding	10,483,000	8,470,000

Diluted earnings per share:
Net earnings per share	$0.15	$0.18

Weighted average shares outstanding	10,913,000	8,797,000

TRANSCEND SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Rounded to the nearest thousand)

	March 31, 2010 (unaudited)	December 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$17,498,000	$25,732,000
Short term investments	11,287,000	2,000,000
Accounts receivable, net of allowance for doubtful accounts of $96,000 at March 31, 2010 and December 31, 2009	9,513,000	9,500,000
Deferred income tax, net	43,000	317,000
Prepaid expenses and other current assets	312,000	316,000

Total current assets	38,653,000	37,865,000
Property and equipment, net	3,114,000	2,015,000
Intangible assets, net	29,162,000	29,335,000
Other assets	164,000	173,000

Total assets	$71,093,000	$69,388,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,652,000	$1,384,000
Accrued compensation and benefits	2,990,000	2,296,000
Promissory note payable to related party	2,000,000	2,000,000
Promissory notes payable	378,000	899,000
Other accrued liabilities	1,782,000	2,210,000

Total current liabilities	8,802,000	8,789,000
Long term liabilities:
Deferred income tax, net	855,000	1,083,000
Other liabilities	151,000	159,000

Total long term liabilities	1,006,000	1,242,000
Commitments and contingencies	—
Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at March 31, 2010 and December 31, 2009	—	—
Common stock, $0.05 par value; 15,000,000 shares authorized at March 31, 2010 and December 31, 2009; 10,489,000 and 10,477,000 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	525,000	524,000
Additional paid-in capital	61,381,000	61,086,000
Retained deficit	(621,000)	(2,253,000)

Total stockholders’ equity	61,285,000	59,357,000

Total liabilities and stockholders’ equity	$71,093,000	$69,388,000